N E W S   R E L E A S E
	Contact:
 Phillip C. Bowman, CEO
Kevin P. Huffman, President, COO
     Telephone:  (301) 352-3120
     Website:  www.twsb.com

WSB Holdings, Inc. Announces Stock Repurchase Plan

       BOWIE, MD May 21, 2008 WSB Holdings, Inc. (Nasdaq "WSB"), the parent company of Washington Savings Bank, F.S.B., announced today that its Board of Directors has authorized the Company to repurchase from time to time up to $1,000,000 of the Company's common stock.

              	Such purchases may be made in the open market, including through block trades, or in private transactions, at times and in amounts which management deems appropriate. The stock repurchase program can be terminated, extended or limited at any time.

              	Phillip C. Bowman, Chief Executive Officer of the
Company, said "We believe share repurchases represent an excellent opportunity to enhance shareholder value over the long term. We will consider repurchases of shares at appropriate levels while it is deemed beneficial to our shareholders."

About WSB and The Washington Savings Bank, F.S.B.
        WSB is the holding company for The Washington Savings Bank, F.S.B. The Bank is a $465 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.
        Headquartered in the Baltimore-Washington corridor, the Bank serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners. The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George, and Charles counties. Remote deposit capture services for our commercial customers now allow us a commercially viable means to serve the depository needs of businesses beyond our branch network.
        For more information, visit http://www.twsb.com or call 301-
352-3120.



Forward-Looking Statements

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release. In addition to expectations, assessments, and risks described by the Bank in its Annual Report on Form 10-K for the year ended July 31, 2007 and in such other reports filed with the OTS, the Banks future results and prospects may be dependent upon a number of other factors that could cause the Banks performance to compare unfavorably to prior periods.